Exhibit 5.1

23 March 2017

Our Ref: RDL/cb/G2550-136733

Global Indemnity Limited

Walkers Corporate Limited

27 Hospital Road

George Town

Grand Cayman, KY1-9008

Cayman Islands

Dear Sirs

GLOBAL INDEMNITY LIMITED

We have acted as special Cayman Islands counsel to Global Indemnity Limited, a Cayman Islands exempted company (the “Company”), in connection with the public offering by the Company of $120,000,000 aggregate principal amount of the Company’s 7.875% Subordinated Notes due 2047 (the “Securities”) to be issued under an Indenture, dated as of August 12, 2015, as supplemented by a First Supplemental Indenture dated November 7, 2016 and a Second Supplemental Indenture dated March 23, 2017 (together, the “Indenture”), among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933 (the “Securities Act”).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified. We consider such assumptions to be reasonable in all of the circumstances of this opinion.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

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1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	The Note Certificates (as defined in Schedule 1) have been duly authorised and executed by the Company, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement (as defined in Schedule 1) and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and consent to any and all references to our name in the Registration Statement. In giving such consent, we do not admit that we are experts within the meaning of Section 11 of the Act, or that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

WALKERS

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SCHEDULE 1

LIST OF DOCUMENTS

1.	The Certificate of Incorporation dated 9 February 2016 and the Certificate of Incorporation on Change of Name dated 21 March 2016.

2.	Certified copies of the amended and restated memorandum and articles of association of the Company adopted by special resolution on 4 November 2016 (the “Memorandum and Articles of Association”).

3.	A Certificate of Good Standing in relation to the Company dated 4 November 2016 issued by the Registrar of Companies in the Cayman Islands.

4.	The registration statement on Form S-3 (File No. 333-205451) of the Company relating to debt securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2015 under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”).

5.	Executed copies of:

(a)	Underwriting Agreement dated 16 March 2017 (the “Underwriting Agreement”) entered into amongst the Company, Morgan Stanley & Co. LLC, UBS Securities LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein;

(b)	the global certificate evidencing $120,000,000 aggregate principal amount of 7.875% Subordinated Notes due 2045 of the Company (the “Note Certificates”), in the form delivered by the Company to the Trustee for authentication and delivery; and

(c)	the Indenture,

(the “Documents”).

6.	A copy of the executed written resolutions of the Directors of the Company dated 5 February 2017 (the “Resolutions”).

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SCHEDULE 2

ASSUMPTIONS

1.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and, insofar as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	Each of the Documents is within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company).

3.	Each of the Documents constitutes or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

4.	All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

5.	The Company was on the date of execution of the Documents able to pay its debts as they became due from its own moneys.

6.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions or any power of attorney given by the Company to execute the Documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes thereto.

7.	The Resolutions were duly adopted at duly convened meetings of the Board of Directors and such meetings were held and conducted and the Resolutions passed in accordance with the Articles of Association of the Company.

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SCHEDULE 3

QUALIFICATIONS

1.	The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by any party under the Documents are of a type which the Courts enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)	to the extent that any provision of any of the Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of any such Document which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(g)	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)	in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

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(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard;

(j)	the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.	Cayman Islands stamp duty will be payable if any of the Documents is executed in or brought to the Cayman Islands, or produced before a Court.

3.	Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Law, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be invalid pursuant to section 145(1) of the Companies Law, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.

4.	Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:

(a)	under section 146(2) of the Companies Law at the instance of the company’s official liquidator; and

(b)	under the Fraudulent Dispositions Law, at the instance of a creditor thereby prejudiced,

provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

5.	If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the Court thinks proper.

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6.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.